MANAGER AND INVESTMENT ADVISOR CONTRACT                           CONFORMED COPY

AGREEMENT made as of the 29th day of March, 1983 between THE GUARDIAN BOND FUND, INC., a Maryland corporation (hereinafter called "the Fund") of the first part, and GUARDIAN INVESTOR SERVICES CORPORATION, a New York corporation (hereinafter called "the Company") of the second part,

                                   WITNESSETH:

WHEREAS, the Fund desires to have the Company act as its Manager and Investment Advisor and provide it with investment research, advice, supervision and management; and

WHEREAS, the Company is willing to undertake the same upon the terms and conditions set forth,

NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1. Duties of Manager and Investment Advisor. The Company shall provide the Fund with such investment research, data, advice and supervision as the latter may, from time to time, consider necessary for the proper supervision of its funds. The Company shall act as Manager and Investment Advisor of the Fund, and, as such, shall furnish continuously an investment program and regularly furnish to the Board of Directors of the Fund recommendations with respect to an investment program for approval, modification or rejection by the Board, take such steps to implement the investment program approved by the Board by purchase and sale of securities including the placing of orders for such purchase and sale, and regularly report to the Board with respect to implementation of the approved investment program and the Advisor's activities in connection with the administration of the Fund, subject always to the provisions of the Investment Company Act of 1940 and all other applicable laws, to the provisions of the Fund's Articles of Incorporation and By-Laws, to the Fund's fundamental investment policies as in effect from time to time, and to control and review by the Fund's Board of Directors. The Company shall take, on behalf of the Fund, all actions which it deems necessary to carry into effect the investment policies determined as provided above, and to that end the Company may designate a person or persons who are to be authorized by the Fund as the representative or representatives of the Fund, to give instructions to the Custodian of the assets of the Fund as to deliveries of securities and payments of cash for the account of the Fund.

2. Allocation of Charges and Expenses; Brokerage. The Company shall furnish at its own expense all administrative services, office space, equipment and administrative, bookkeeping and clerical personnel necessary for managing the affairs of the Fund. The Company shall also provide persons satisfactory to the Fund's Board of Directors to act as officers and employees of the Fund and the expenses of the directors of the Fund who are affiliated with The Guardian Life Insurance Company of America or its subsidiaries. In addition, the Company shall pay all fees and expenses in connection with the registration of the Fund and/or its shares under the securities or "Blue Sky" laws of the States and all costs of printing prospectuses of the Fund (except those used for distribution to shareholders of the Fund). All other costs and expenses not expressly assumed by the Company under this Contract, shall be paid by the Fund, including (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities; (iii) insurance premiums for fidelity and other coverage requisite to its operations; (iv) compensation and expenses of its directors other than those affiliated with the Company; (v) legal and audit expenses; (vi) custodian and shareholder servicing agent fees and expenses; (vii) expenses incident to the redemption of its shares; (viii) expenses incident to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto, including printing of stock certificates;
(ix) fees and expenses incident to the registration under the Securities Act of 1933 of shares of the Fund for public sale (other than the costs of printing prospectuses), and fees imposed on the Fund under the Investment Company Act of 1940; (x) expenses of printing and mailing shareholders' reports; (xi) all expenses incidental to holding meetings of the Fund's shareholders; and (xii) such non-recurring expenses as may arise, including actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify its officers and directors with respect thereto.

In selecting dealers through whom to effect transactions, the Advisor considers a number of factors including the value, quality, efficiency of execution and research, statistical, quotation and valuation services provided. Research services by dealers include advice, either directly or through publications or writings, as to the value of securities the advisability of purchasing or selling securities, the availability of securities or purchasers or sellers of securities; and analyses and reports concerning issuers, industries, securities, economic factors and trends and portfolio strategy. In making such determination, the Advisor may use a dealer whose spread in effecting a securities transaction is in excess of that of some other dealer if the Advisor determines in good faith that the amount of such spread is reasonable in relation to the value of the research and related services provided by such dealer.

It is understood that, consistent with the Company's fiduciary duty to the Fund, it is the intent of this Contract to allow the Company the widest discretion permitted by law in determining the manner and means by which portfolio securities transactions can be effected in the best interest of the Fund.

3. Compensation of Manager and Investment Advisor. (a) For the services to be rendered, and for the facilities to be furnished, as provided in Articles 1 and 2 above, the Fund shall pay to the Company a fee payable monthly at the end of each calendar month and computed at the annual rate of 5/10 of 1% of the average value of the Fund's net assets during the fiscal year. For this purpose the value of the Fund's net assets shall be computed in the manner specified in its Articles of Incorporation for the computation of the value of such net assets in connection with the determination of the net asset value of its shares. (b) To the extent that the aggregate expenses of every character incurred by the Fund in any fiscal year, including, but not limited to, fees of the Company computed as hereinabove set forth, but excluding interest, taxes and extraordinary expenses borne by the Fund, shall exceed the limits prescribed by any State in which shares are qualified for sale, the fee, as determined above, shall be reduced, but not below zero, by the amount of such expense excess. The Company shall remit payment to the Fund not later than the last day of the first month of the next succeeding fiscal year, in an amount equal to the amount of such excess.

4. Covenants of Manager and Investment Advisor. The Company agrees that it will not deal with itself, or with the Fund, as principal in making purchases or sales of securities or other property for the account of the Fund, and will not take a short position in the shares of the Fund.

5. Duration and Termination of Contract. This Contract shall go into effect on the effective date of the Fund's Registration Statement under the Securities Act of 1933 and will remain in effect until the first meeting of shareholders (but in any event not more than two years from such effective date) and will continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually in accordance with the Investment Company Act of 1940.

This Contract may, on sixty days' written notice to the other party, be terminated at any time, without the payment of any penalty, --

(a) by the Fund, acting pursuant to a direction given by a majority of the Board of Directors of the Fund, or by the vote of the holders of a majority (as defined in the Investment Company Act of 1940) of the outstanding shares of the Fund; or

(b)   by the Company.

This Contract shall automatically terminate in the event of its assignment, the expression "assignment" for this purpose having the meaning defined in the Investment Company Act of 1940. It is provided however that upon any termination of this agreement before the end of any quarter such compensation for the period from the end of the last quarter, ending prior to the date of termination shall be pro-rated according to the proportion which such period bears to a full quarter year and shall be payable upon the date of termination.

6. Amendment of Contract. This agreement may be amended by mutual consent but the consent of the Fund must be approved by vote of a majority of the outstanding voting securities of the Fund.

7. Nothing here contained shall limit the freedom of the Company or any affiliated person of the Company to render investment advisory and corporate administrative services to other investment companies, to act as investment advisor or investment counselor to other persons, firms or corporations, and to engage in other business activities.

8. The Company shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Contract relates, except for loss resulting from willful misfeasance, bad faith or gross negligence of the Company in the performance of its duties or from reckless disregard by the Company of its obligations and duties under this Contract.

9. Any notice under this agreement shall be in writing addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party it is agreed that the address of the Fund and the Company shall be 201 Park Avenue South, New York, New York 10003.

IN WITNESS THEREOF, THE GUARDIAN BOND FUND, INC., has caused these presents to be executed and delivered in its name and behalf by an officer thereunto duly authorized, and Guardian Investor Services Corporation has caused these presents to be executed and delivered in its name and behalf by an officer thereunto duly authorized as of the date first above written.


WITNESS:                                  THE GUARDIAN BOND FUND, INC.


LAWRENCE KANTOR                           BY   /s/ JAMES B.  PIRTLE
---------------------------------            -----------------------------------
                                              President


WITNESS:                                  GUARDIAN INVESTOR SERVICES CORPORATION


LAWRENCE KANTOR                           BY   /s/ JOHN M.  SMITH
---------------------------------            -----------------------------------
                                             President